December 8, 1998




Dr. Wilmer R. Bottoms
3101 Alexis Drive
Palo Alto, CA 94301

Dear Bill:

          This letter agreement is to confirm the agreement between you and Credence Systems Corporation (the "Company") regarding your separation from employment with the Company and each of its subsidiaries.

          1. Your employment with the Company terminated on December 8, 1998 (the "Departure Date"). Although you are not otherwise entitled to receive any further compensation from the Company, after the effective date of this letter agreement the Company will pay you severance equal to your current base salary, less all applicable withholdings, for a period of one year beginning on December 8, 1998 and ending on December 7, 1999, payable in accordance with the Company's standard payment policy. In the alternative, upon your request, you may receive a lump sum payment of such severance.

          2. On December 31, 1998, you were paid $12,273.59, which represents all of your accrued but unused vacation through the Departure Date and on December 18, 1998, you were paid $14,115.32, which included all of your salary earned through the Departure Date. The Company also provided you with all employee benefits through, but not after, the Departure Date. Thereafter, the Company will pay COBRA premiums on your behalf for one year from the Departure Date, to continue medical, dental and vision benefits for you and your spouse. Following this period, you may continue your insurance coverage pursuant to COBRA at your own expense.

          3. You agree that prior to the execution of this letter you were not entitled to receive any further monetary payments from the Company, and that the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this letter.

          4. In consideration for receiving the severance payments described above, you waive and release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors, subsidiaries, officers, directors, agents, employees and assigns, with respect to any matter, including but not limited to, any matter arising out of or connected with your employment with the Company or the termination of that employment, including without limitation, claims of wrongful discharge, emotional distress, defamation, fraud, breach of contract, breach of the covenant of good faith and fair dealing, any claims of discrimination or harassment based on sex, age, race, national origin, disability or on any other basis, under Title VII of the Civil Rights Act of 1964, as amended, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, and all other laws and regulations relating to employment. Notwithstanding the foregoing, you shall be entitled to your indemnification rights from the Company under the Company's Certificate of Incorporation, Bylaws and Indemnification Agreement entered into by you.

          5. Other than as set forth in the last sentence of paragraph 4 above, you expressly waive and release any and all rights and benefits under Section 1542 of the Civil Code of the State of California (or any analogous law of any other state), which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the debtor."

          6. Nothing contained in this letter shall constitute or be treated as an admission by you or the Company of liability, of any wrongdoing, or of any violation of law.

          7. At all times in the future, you will remain bound by the Company's Proprietary Information and Invention Agreement signed by you.

          8. As of the Departure Date, the status of your outstanding options to purchase shares of the Company's common stock (the "Options") is as set forth on the attached Exhibit A "Closing Statement." Pursuant to the terms of the existing stock option agreements (the "Option Agreements") for your Options and the provisions of the Company's Stock Option Plan (the "Plan") to which your Options are subject, your options are vested and exercisable on the Departure Date for a total of 362,250 shares. You will not vest in any additional shares after December 8, 1998. You will have until March 8, 1999 or June 8, 1999 as set forth on the attached Exhibit A to exercise your Options for up to the number of shares that are vested and outstanding. All of the other terms, conditions and limitations applicable to your Options pursuant to the Option Agreements will remain in full force and effect. You should review Exhibit A carefully and discuss the terms of your Options with Jerry Bruce or corporate counsel. You acknowledge that you have no stock rights in the Company (or any parent or subsidiary) other than those rights enumerated in this paragraph 8.

          9. You agree that you will not disclose to others the fact or terms of this letter, except that you may disclose such information to your attorney or accountant in order for such individuals to render services to you.

          10. You agree that at all times in the future you shall not make any negative or disparaging remark, verbal, written or otherwise, to any party regarding the Company's employees, officers, directors, agents, products, services or business practices. The Company's executive officers and directors agree that at all times in the future they will not make any negative or disparaging remark, verbal, written or otherwise, to any party outside of the Company regarding any matter arising out of your employment with the Company.

          11. You agree that except as expressly provided in this letter, this letter renders null and void any and all prior agreements between you and the Company.

          12. If any provision of this agreement is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and the remaining provisions shall be enforced to the extent permitted by law.

          13. This agreement shall be construed and interpreted in accordance with the laws of the State of California.

          14. You should understand that you are subject to numerous securities laws, rules and regulations, and you must seek your own advice on compliance with such laws, rules and regulations. The Company will not be responsible for advising you on such matters.

          15. You have up to twenty-one (21) days after receipt of this letter within which to review it, and to discuss it with an attorney of your own choosing regarding whether or not you wish to execute it. Furthermore, you have seven (7) days after you have signed this letter during which time you may revoke this agreement.

          If you wish to revoke this agreement, you may do so by delivering a letter of revocation to me. Because of this revocation period, you understand that the agreement set forth in this letter shall not become effective or enforceable until the eighth day after the date you sign this letter.

Please indicate your agreement with the above terms by signing below.

                                          Sincerely,


                                          /s/ WARREN LAZAROW, ESQ.
                                          ------------------------

          My agreement with the above terms is signified by my signature below. Furthermore, I acknowledge that I have read and understand this letter and that I sign this release of all claims voluntarily. with full appreciation that at no time in the future may I pursue any of the rights I have waived in this release.

Dated:  January 19, 1999                 /s/ WILMER R. BOTTOMS
                                         -------------------------
                                             Wilmer R. Bottoms